Exhibit 21.1

List of Subsidiaries of

SBC Medical Group Holdings Incorporated

Entity Name	Place of Organization
SBC Medical Group, Inc.*	Delaware

SBC Medical Group Co., Ltd.**	Japan

L’Ange Cosmetique Co., Ltd.**	Japan

Shobikai Co., Ltd.**	Japan

Liesta Co., Ltd.**	Japan

SBC Sealane Co., Ltd.**	Japan

SBC Marketing Co., Ltd.**	Japan

SBC Medical Consulting Co., Ltd.**	Japan

Shoubikai Medical Vietnam Co. Ltd.**	Vietnam

SBC Healthcare, Inc.**	Delaware

SBC Irvine, LLC**	Delaware

Kijimadairakanko Inc.**	Japan

Cell Pro Japan Co., Ltd.***	Japan

Medical Payment Co., Ltd.***	Japan

Skynet Academy Co., Ltd.***	Japan

*	100% owned subsidiary of SBC Medical Group Holdings Incorporated

**	100% owned subsidiary of SBC Medical Group, Inc.*

***	Majority owned subsidiary of SBC Medical Group, Inc.*